Exhibit 10.11

Agency Disclosure

You have applied for a mortgage loan with Redwood Mortgage Corp., (“Redwood”).  You have applied for this loan through your mortgage broker,  Insert Broker’s Business Entity Name Here   (“Mortgage Broker”).  The purpose of this Agency Disclosure is to inform you of the services which Redwood and Mortgage Broker will provide to you and the obligations of each, which are different.

This is not a commitment to make a loan.  You may or may not be offered a loan by Redwood at a later time.

Redwood

Redwood is a creditor and an arranger of credit.  Redwood accepts mortgage loan applications, underwrites those applications and makes a credit decision as to whether or not to extend an offer to make a loan and, if so, on what terms. Redwood will investigate your circumstances to determine if making a loan to you is a good investment and a reasonable risk for Redwood or its investor affiliates. By signing below, you acknowledge and agree that Redwood is either acting in its own behalf or on behalf of its investor affiliates.  Redwood does owe you a duty of honesty.

Redwood will not advise you as to what financing decision is best for you. Your Mortgage Broker has assumed that obligation to you.

Loan Servicing

If a loan is made to you, Redwood’s obligations to you will end when the loan is made.  Redwood may, however, service the loan on its own behalf or on behalf of another or others.  Among other things, this means that you will make your loan payments to Redwood, who will collect them on behalf of itself and/or others.  As a loan servicer, Redwood will have no obligations and/or duties to you, other than a duty of honesty.

Mortgage Broker

Mortgage Broker is a mortgage professional.  On behalf of borrowers, such as yourself, Mortgage Broker submits mortgage loan application packages to creditors and assists borrowers, such as yourself, in applying for and potentially securing a loan.  Mortgage Broker is your agent and owes you a fiduciary duty of utmost care, integrity, honesty and loyalty in dealings with you.  This includes:

a.	A diligent exercise of reasonable skill and care in performance of Mortgage Broker’s duties;
b.	A duty of honest and fair dealing and good faith; and,
c.	A duty to disclose all facts known to Mortgage Broker which materially affect your decision as to whether not to accept an offer of a loan, if a loan is offered to you.

Mortgage Broker is not an agent of Redwood.  Mortgage Broker is responsible for advising you regarding what loans and what loan terms are available in the market, including loans from other lenders.  Mortgage Broker is also responsible for advising you as to the best financing decision for you.

You

Your Mortgage Broker’s duties to you do not relieve you of the responsibility to protect your own interests.  You should carefully read all writings to ensure that they adequately and accurately express your understanding of the transaction.  Your Mortgage Broker is qualified to offer advice concerning mortgages.  If you desire legal or tax advice, you should consult a legal or tax professional.

Acknowledgement

The undersigned acknowledges receipt of a copy of this Agency Disclosure.  By signature below it is acknowledged that this is not a loan commitment.

Borrower	Date

Borrower	Date